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                                                                   EXHIBIT 11.01

                              CONDUCTUS, INC.

                STATEMENTS OF COMPUTATION OF LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                (UNAUDITED)

                            THREE MONTHS ENDED            SIX MONTHS ENDED
                                  JUNE 30,                     JUNE 30,
                            ------------------            -----------------
                            1997          1996            1997         1996
                            ----          ----            ----         ----

Net loss                  $(2,390)     $(1,347)         $(3,753)     $(2,726)
                          -------      -------          -------      -------


Weighted average number
of shares outstanding       6,864        5,749             6,853       5,728
                          -------      -------          -------      -------

Common and common
equivalent shares used in
computing per share         6,864        5,749            6,853        5,728
amounts                   -------      -------          -------      -------
                          -------      -------          -------      -------

Net loss per share        $ (0.35)     $ (0.23)         $ (0.55)     $ (0.48)
                          -------      -------          -------      -------
                          -------      -------          -------      -------

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